EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Akorn, Inc.
Buffalo Grove, Illinois

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2005, relating to the consolidated financial statements as of and for the years ended December 31, 2004 and 2003 of Akorn, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Chicago, Illinois
April 19, 2005